Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC., REPORTS FOURTH QUARTER AND

FULL YEAR 2009 RESULTS

•	Full year adjusted EPS increased 38% to $2.26

•	Full year sales increased 36% to $4.85 billion

•	Total combined store count of 3,421 stores

Springfield, MO, February 17, 2010 – O’Reilly Automotive, Inc. (“O’Reilly” or “the Company”) (Nasdaq: ORLY) today announced record revenues and earnings for the fourth quarter and year ended December 31, 2009, representing 17 consecutive years of positive comparable store sales increases for O’Reilly since becoming a public company in April of 1993.

Sales for the fourth quarter ended December 31, 2009, totaled $1.17 billion, up 5% from $1.11 billion for the same period a year ago. Gross profit for the fourth quarter ended December 31, 2009, increased to $570 million (or 48.5% of sales) from $515 million (or 46.2% of sales) for the same period a year ago, representing an increase of 11%. Selling, General and Administrative (“SG&A”) expenses for the fourth quarter ended December 31, 2009, increased to $444 million (or 37.8% of sales) from $435 million (or 39.0% of sales) for the same period a year ago, representing an increase of 2%.

Net income for the fourth quarter ended December 31, 2009, totaled $72 million, up 68% from $43 million for the same period in 2008. Diluted earnings per common share for the fourth quarter ended December 31, 2009, increased 63% to $0.52 on 139 million shares versus $0.32 a year ago on 135.4 million shares.

Commenting on the Company’s quarter and year-end results, Greg Henslee, CEO and Co-President, stated, “We are pleased to report double-digit earnings growth for the fourth consecutive quarter. Our adjusted diluted earnings per share increased 41% to $0.52 for the fourth quarter and increased 38% to $2.26 for the year. During the fourth quarter, we saw comparable store sales growth from both the core O’Reilly and acquired CSK stores. These sales gains, along with continued improvements in our gross margin, have been the catalyst for our strong earnings. Stores operating on the O’Reilly systems generated a comparable store sales increase of 2.4%, while stores operating on the legacy CSK system added a solid 3.5% increase. The O’Reilly systems comparable store sales results consisted of a 3.1% increase for the core O’Reilly and post conversion Schuck’s stores, an 8.5% increase from the 123 converted Checker stores and an 11% decrease in comparable store sales from the 141 converted Murray’s stores. We entered the next phase of our CSK integration plan with the opening of our Seattle, Washington, distribution center [DC] in November and we successfully converted 141 Schuck’s stores to the O’Reilly systems following that opening. We remain confident that implementing our dual market strategy in the western half of the country will allow our acquired CSK stores to continue to gain market share and enable them to contribute positively to the profitable growth of O’Reilly.”

For the year ended December 31, 2009, sales increased $1.27 billion, or 36%, to $4.85 billion from $3.58 billion for the year ended December 31, 2008. Gross profit for the year ended December 31, 2009, increased to $2.33 billion (or 48.0% of sales) from $1.63 billion (or 45.5% of sales) for the year ended December 31, 2008, representing an increase of 43%. SG&A expenses for the year ended December 31, 2009, increased to $1.79 billion (or 36.9% of sales) from $1.29 billion (or 36.1% of sales) for the year ended December 31, 2008, representing an increase of 38%.

Net income for the year ended December 31, 2009, totaled $307 million, an increase of 65% from $186 million for the year ended December 31, 2008. Diluted earnings per common share for the year ended December 31, 2009, increased 51% to $2.23 on 137.9 million shares versus $1.48 a year ago on 125.4 million shares.

Ted Wise, COO and Co-President, remarked, “We began 2009 with 3,285 stores, 18 distribution centers, and a plan for aggressive growth. By the end of the year, we increased our store count to 3,421 and our distribution center count to 20, with three more distribution centers to open in the first half of 2010. We have made significant progress with the CSK integration in the past year, including the completion of 141 Murray’s store conversions, 72 Checkers store conversions in the Upper Midwest, 141 Schuck’s store conversions in the Upper Northwest, conversion of our Detroit distribution center and the opening of our Seattle distribution center. Following the November opening of our Seattle DC, we began converting Schuck’s stores at a rate of approximately 30 stores per week, which progressed smoothly. In January of 2010, we opened Moreno Valley, California, the second of our planned four additional DCs in the western markets, and we began converting approximately 30 Kragen stores per week to our distribution model. Our dedicated store conversion teams will work to continue this rate of conversions throughout most of 2010. The two remaining additional DCs are scheduled to open in Denver, Colorado, in March and in Salt Lake City, Utah, in May of this year. We will also relocate our current DC in Dixon, California, to Stockton, California, and convert our Phoenix, Arizona, DC to O’Reilly systems in the second half of 2010.”

The Company’s results for the year ended December 31, 2008, included one-time and non-cash charges related to the July 11, 2008, acquisition of CSK Automotive, Inc. (“CSK”). These charges included one-time costs for prepayment and extinguishment of our existing debt, commitment fees for an unused interim financing facility, a one-time adjustment to the tax liabilities resulting from the acquisition of CSK, a one-time charge to conform the CSK team member vacation policy with the O’Reilly policy and a non-cash charge to amortize the value assigned to CSK’s trade names and trademarks, which will be amortized over a period coinciding with the anticipated conversion of CSK store locations. The Company’s fourth quarter ended December 31, 2008, results included the charge to conform the CSK team member vacation policy with the O’Reilly policy and the non-cash charge to amortize the value assigned to CSK’s trade names and trademarks. The Company’s fourth quarter and year ended December 31, 2009, results also included the non-cash charge to amortize the value assigned to CSK’s trade names and trademarks. Adjusted diluted earnings per share, excluding the impact of the acquisition related charges, increased 41% to $0.52 for the fourth quarter of 2009 from $0.37 for the same period one year ago. The table below outlines the impact of the acquisition related charges for the three months ended December 31, 2009 and 2008 (in thousands, except per share data):

	Net Income		Diluted Earnings Per Share
	For the Three Months Ended December 31,		For the Three Months Ended December 31,
	2009	2008	2009	2008
Net income and diluted EPS, excluding acquisition related charges	$72,635	$50,319	$0.52	$0.37

Acquisition related charges:
Charge to conform vacation policies, net of tax	—	5,879	—	0.04
Amortization of trade names and trademarks, net of tax	712	1,726	—	0.01

Net income and diluted EPS	$71,923	$42,714	$0.52	$0.32

Adjusted diluted earnings per share, excluding the impact of the acquisition related charges, increased 38% to $2.26 for the year ended December 31, 2009, from $1.64 for the same period one year ago. The table below outlines the impact of the acquisition related charges for the year ended December 31, 2009 and 2008 (in thousands, except per share data):

	Net Income		Diluted Earnings Per Share
	For the Year Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008
Net income and diluted EPS, excluding acquisition related charges	$311,392	$205,474	$2.26	$1.64

Acquisition related charges:
Debt prepayment costs, net of tax	—	4,402	—	0.04
Commitment fee for interim financing facility, net of tax	—	2,552	—	0.02
Adjustments to tax liabilities	—	3,142	—	0.02
Charge to conform vacation policies, net of tax	—	5,879	—	0.05
Amortization of trade names and trademarks, net of tax	3,894	3,267	0.03	0.03

Net income and diluted EPS	$307,498	$186,232	$2.23	$1.48

Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores, sales to team members and sales during the one to two week period the CSK branded stores were closed for conversion. Comparable store sales for stores operating on the O’Reilly systems increased 2.4% and 5.4% for the fourth quarter and year ended December 31, 2009, respectively. Comparable store sales for stores operating on the legacy CSK system increased 3.5% and 3.0% for the fourth quarter and year ended December 31, 2009, respectively. Consolidated comparable store sales for stores open at least one year increased 2.7% and 4.6% for the fourth quarter and year ended December 31, 2009, respectively.

Mr. Wise added, “I would like to thank all 45,000 members of Team O’Reilly for the hard work and dedication they have shown throughout the year to move forward our integration and growth goals. As we continue with our progress, our focus remains on the fundamentals of providing the best customer service in the industry to our DIFM and DIY customers in all of the markets we serve and we look forward to an outstanding year in 2010.”

The Company estimates diluted earnings per share for the first quarter of 2010 to range from $0.56 to $0.60 and estimates diluted earnings per share for the year ended December 31, 2010, to range from $2.50 to $2.56.

The Company estimates consolidated comparable store sales for the first quarter of 2010 to range from 2.0% to 4.0%. The Company estimates consolidated comparable store sales for the year ended December 31, 2010, to range from 3.0% to 5.0%

Mr. Henslee added, “As a result of our team’s hard work, dedication and commitment to providing the best customer service in our industry, we have exceeded our stated goal of achieving $4 billion in sales by the end of 2010, a full year early. Looking forward to 2010, we see consumer concerns over high unemployment and a challenging macro environment as signs that our customers will continue to maintain their current vehicles and, therefore, drive demand in our industry. We are very encouraged with the opportunities we have to grow our market share as we continue to expand our distribution infrastructure in the Western United States and continue the conversion of our CSK stores to the O’Reilly Brand.”

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). The Company does not, and nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of financial results and estimates excluding the impact of one-time and non-cash acquisition related charges provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company excludes these items in judging its performance and believes this non-GAAP information is useful to investors as well. The Company has included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation table.

The Company will host a conference call on Thursday, February 18, 2010, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s web site, www.oreillyauto.com, by clicking on “Investor Relations” and then “News Room”. A replay of the call will also be available on the Company’s website following the conference call. Interested analysts are invited to join our call. The dial-in number for the call is (706) 679-5789 and the conference call ID number is 46510018.

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets. Founded in 1957 by the O’Reilly family, the Company operated 3,421 stores in 38 states as of December 31, 2009.

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses including the acquisition of CSK Auto Corporation (“CSK”), weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2008, for additional factors that could materially affect our financial performance.

For further information contact:	Investor & Media Contacts
Mark Merz (417) 829-5878 or Ashley Clark (417) 874-7249

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2009	December 31, 2008
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$26,935	$31,301
Accounts receivable, net	107,887	105,985
Amounts receivable from vendors	63,110	59,826
Inventory	1,913,218	1,570,144
Deferred income taxes	85,934	64,028
Other current assets	29,635	44,149

Total current assets	2,226,719	1,875,433

Property and equipment, at cost	2,353,240	1,939,532
Less accumulated depreciation and amortization	626,861	489,639

Net property and equipment	1,726,379	1,449,893

Notes receivable, less current portion	12,481	21,548
Goodwill	744,313	720,508
Deferred income taxes	—	28,767
Other assets, net	71,579	97,168

Total assets	$4,781,471	$4,193,317

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$818,153	$736,986
Income taxes payable	8,068	9,951
Self-insurance reserve	67,580	65,170
Accrued payroll	42,790	60,616
Accrued benefits and withholdings	44,295	38,583
Other current liabilities	143,781	134,064
Current portion of long-term debt	106,708	8,131

Total current liabilities	1,231,375	1,053,501

Long-term debt, less current portion	684,040	724,564
Deferred income taxes	18,321	—
Other liabilities	161,870	133,034

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares – 137,468,063 at December 31, 2009, and 134,828,650 at December 31, 2008	1,375	1,348
Additional paid-in capital	1,042,329	949,758
Retained earnings	1,650,123	1,342,625
Accumulated other comprehensive loss	(7,962)	(11,513)

Total shareholders’ equity	2,685,865	2,282,218

Total liabilities and shareholders’ equity	$4,781,471	$4,193,317

Note: The balance sheet at December 31, 2008, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Note)	(Unaudited)	(Note)

Sales	$1,173,697	$1,114,631	$4,847,062	$3,576,553
Cost of goods sold, including warehouse and distribution expenses	604,163	599,502	2,520,534	1,948,627

Gross profit	569,534	515,129	2,326,528	1,627,926
Selling, general and administrative expenses	444,122	434,527	1,788,909	1,292,309

Operating income	125,412	80,602	537,619	335,617

Debt prepayment costs	—	—	—	(7,157)
Interim facility commitment fee	—	—	—	(4,150)
Interest expense	(11,069)	(13,070)	(45,176)	(26,138)
Interest income	416	586	1,543	3,185
Other, net	1,214	496	2,912	1,175

Income before income taxes	115,973	68,614	496,898	302,532
Provision for income taxes	44,050	25,900	189,400	116,300

Net income	$71,923	$42,714	$307,498	$186,232

Net income per common share	$0.52	$0.32	$2.26	$1.50

Net income per common share – assuming dilution	$0.52	$0.32	$2.23	$1.48

Weighted-average common shares outstanding	137,302	134,601	136,230	124,526

Adjusted weighted-average common shares outstanding – assuming dilution	139,049	135,354	137,882	125,413

Note: The income statement for the periods ended December 31, 2008, have been derived from the audited consolidated financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2009	2008
	(Unaudited)	(Note)
Net cash provided by operating activities	$285,200	$298,542

Investing activities:
Cash component of acquisition price of CSK Automotive, Inc., net of cash acquired	—	(33,767)
Purchases of property and equipment	(414,779)	(341,679)
Proceeds from sale of property and equipment	4,288	1,246
Payments received on notes receivable	5,819	5,342
Other	(5,989)	1,261

Net cash used in investing activities	(410,661)	(367,597)

Financing activities:
Proceeds from borrowings on asset-based revolving debt	664,550	925,256
Payments on asset-based revolving debt	(599,950)	(311,056)
Payment of debt issuance costs	—	(43,239)
Principal payments on debt and capital lease obligations	(13,648)	(534,944)
Debt prepayment cost	—	(7,157)
Issuance cost of equity exchanged in CSK acquisition	—	(1,218)
Tax benefit of stock options exercised	10,215	2,184
Net proceeds from issuance of common stock	59,508	22,995
Other	420	(20)

Net cash provided by financing activities	121,095	52,801

Net decrease in cash and cash equivalents	(4,366)	(16,254)
Cash and cash equivalents at beginning of period	31,301	47,555

Cash and cash equivalents at end of period	$26,935	$31,301

Supplemental disclosures of cash flow information:
Income taxes paid	126,882	74,227
Interest paid, net of capitalized interest	36,811	17,824
Property and equipment acquired through issuance of capital lease obligations	8,337	4,847
Issuance of common stock to acquire CSK	—	459,308
Fair value of converted CSK stock options and restricted stock	—	7,736

Note: The cash flow statement at December 31, 2008, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

	December 31,
	2009	2008
Inventory turnover (1)	1.4	1.6
Inventory turnover, net of payables (2)	2.6	3.1

AP to inventory (3)	42.8%	46.9%
Debt-to-capital (4)	22.7%	24.3%
Return on equity (5)	12.3%	10.5%
Return on assets (6)	6.8%	6.3%

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Other Information (in thousands):
Capital Expenditures	$97,584	$81,455	$414,779	$341,679
Depreciation and Amortization (7)	$37,054	$36,772	$148,179	$113,106
Interest Expense	$11,069	$13,070	$45,176	$37,445
Lease and Rental Expense	$57,642	$51,625	$229,134	$132,347

Sales per weighted-average square foot (8)	$48.10	$47.70	$201.51	$200.53

Square footage (in thousands)			24,200	23,205

Sales per weighted-average store (in thousands) (9)	$340	$337	$1,424	$1,379

Total employment			44,880	40,735

	Store Count by Brand
	O’Reilly	Checker	Schuck’s	Kragen	Murray’s	Total
December 31, 2008	2,031	402	216	495	141	3,285
New	149	—	1	—	—	150
Merged	—	(6)	—	—	—	(6)
Converted	354	(72)	(141)	—	(141)	—
Closed	(1)	(3)	(1)	(3)	—	(8)

December 31, 2009	2,533	321	75	492	—	3,421

(1)	Calculated as cost of sales for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the numerator.
(2)	Calculated as cost of sales for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the numerator.
(3)	Accounts payable divided by inventory.
(4)	The sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and total shareholders’ equity.
(5)	Last 12 months net income, before the impact of one-time charges related to the acquisition of CSK, divided by average shareholders’ equity. Due to the one-time nature of the CSK related charges, these adjustments are made to provide comparable results. Average shareholders’ equity is calculated as the average of shareholders’ equity for the trailing four quarters used in determining the numerator.
(6)	Last 12 months net income, before the impact of one-time charges related to the acquisition of CSK, divided by average total assets. Due to the one-time nature of the CSK related charges, these adjustments are made to provide comparable results. Average total assets is calculated as the average total assets for the trailing four quarters used in determining the numerator.
(7)	Includes acquisition-related amortization of trade names and trademarks.
(8)	Total sales less jobber sales, divided by weighted-average square feet. Weighted-average sales per square foot is weighted to consider the approximate dates of store openings or expansions.
(9)	Total sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store is weighted to consider the approximate dates of store openings or expansions.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Adjusted net income	$72,635	$50,319	$311,392	$205,474

Debt prepayment costs, net of tax	—	—	—	4,402
Commitment fee for interim financing facility, net of tax	—	—	—	2,552
Adjustments to tax liabilities	—	—	—	3,142
Charge to conform to vacation policies, net of tax	—	5,879	—	5,879
Amortization of trade names and trademarks, net of tax	712	1,726	3,894	3,267

Net income (GAAP)	$71,923	$42,714	$307,498	$186,232

Adjusted weighted-average common shares outstanding – assuming dilution	139,049	135,354	137,882	125,413

Adjusted net income per share - diluted (Non-GAAP)	$0.52	$0.37	$2.26	$1.64

Net income per share - diluted (GAAP)	$0.52	$0.32	$2.23	$1.48